Exhibit 99.1
Williams Coal Seam Gas Royalty Trust Announces Cash Distribution of the Proceeds from the Sale of the Assets Pursuant to the Liquidation and Termination of the Trust
     DALLAS, TEXAS, November 5, 2010 — Williams Coal Seam Gas Royalty Trust (NYSE: WTU) announced today that, pursuant to the governing trust documents, there will be a special liquidating cash distribution to the holders of its units of beneficial interest of $2.381443 per unit, payable November 29, 2010 to unitholders of record on November 15, 2010. This distribution relates to the net proceeds from the sale of the Trust’s assets to Williams Production Company, LLC (“WPC”) previously announced in the Trust’s October 28, 2010 press release.
     Prior to the sale of assets to WPC, the Trust owned net profits interests in certain proved coal seam gas properties previously owned by WPC and located in the San Juan Basin of northwestern New Mexico (the “Working Interest Properties”) and southwestern Colorado, including WPC’s 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the “Farmout Properties”).
     On October 28, 2010, the Trust announced that it had completed a sale of the assets of the Trust in connection with the termination of the Trust. As previously announced, the trustee solicited bids for the Trust’s royalty interests in June and requested updated bids from previous bidders in October to confirm the highest acceptable offer. Following receipt of updated bids and determination of the highest acceptable offer, WPC had the right under the Trust Agreement to acquire the royalty interests at a purchase price of 105% of the highest acceptable offer. WPC exercised this right and purchased the royalty interests for a purchase price of $23,100,000. A cash reserve to pay closing costs directly relating to the sale of the assets and other expenses to be incurred in connection with the winding up of the Trust, will be held until all expenses have been paid. To the extent that any of the cash reserve remains after the payment of all Trust expenses, the trustee may make one or more additional distributions to the unitholders of record as of November 15, 2010, however no assurance can be made that any such distributions will occur.
     November 15, 2010 will also be the date that the transfer books for the Trust’s units are closed, and the trustee anticipates that the New York Stock Exchange will suspend or terminate trading of the Trust’s units as of the close of business on that date.
     Pursuant to the terms of the Trust Agreement, the Trust terminated effective March 1, 2010 because the reserve report as of December 31, 2009, reflected that, as of such date, the net present value (discounted at 10 percent) of the estimated future net revenues for proved reserves attributable to the royalty interests but using the average monthly Blanco Hub Spot Price for the past calendar year less certain gathering costs was equal to or less than $30 million thereby triggering a termination of the Trust.
     Following termination, the trustee has continued to act as trustee of the Trust until all Trust assets are sold and the net proceeds from such sales distributed to unitholders in accordance with the procedures set forth in the Trust Agreement. These procedures are described in more detail in the Trust’s most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

     The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and was designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code, which has expired as of 12/31/2002, from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “WTU”.
     Additional information including the Trust’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.wtu-williamscoalseamgastrust.com/.
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CONTACT:
Ron E. Hooper, Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
1.800.365.6544